Contact: L3 Technologies, Inc.
Corporate Communications	For Immediate Release
212-697-1111

L3 Announces First Quarter 2019 Results

•	Book-to-bill ratio of 1.25x on funded orders of $3.4 billion

•	Sales increased 14% to $2.7 billion

•	Diluted earnings per share (EPS) from continuing operations of $2.71

•	Adjusted diluted EPS from continuing operations(1) of $2.89

•	Cash from continuing operations of $174 million

•	Free cash flow of $146 million

•	Increased 2019 full-year financial guidance

NEW YORK, May 1, 2019 - L3 Technologies, Inc. (NYSE: LLL) today reported diluted earnings per share (EPS) from continuing operations of $2.71 and adjusted diluted EPS from continuing operations of $2.89 for the quarter ended March 29, 2019 (2019 first quarter), an increase of 16% and 24%, respectively, compared to diluted EPS from continuing operations for the quarter ended March 30, 2018 (2018 first quarter) of $2.34. Adjusted diluted EPS excludes $15 million ($11 million after income taxes, or $0.14 per diluted share) of merger and acquisition related expenses and $3 million ($0.04 per diluted share) related to business divestitures, primarily a loss on the sale of business. Net sales of $2,700 million for the 2019 first quarter increased by 14% compared to the 2018 first quarter.

“We had strong first quarter performance highlighted by a notable book-to-bill ratio of 1.25 and increases in sales, operating income, operating margin, EPS and free cash flow,” said Christopher E. Kubasik, L3’s Chairman, Chief Executive Officer and President. “Across L3, our team continues to be engaged, productive and efficient, and their outstanding work is reflected in our financial results. I appreciate this focus, which lays the groundwork for becoming a more agile and integrated technology leader with the impending merger of L3 and Harris.”

__________________________
(1) Adjusted diluted EPS from continuing operations is not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and represents diluted EPS from continuing operations excluding merger, acquisition and divestiture related expenses and losses. The company believes that merger, acquisition and divestiture related expenses and losses affect the comparability of the results of operations and that disclosing diluted EPS from continuing operations excluding these items is useful to investors as it allows investors to more easily compare 2019 first quarter results to 2018 first quarter results. However, these non-GAAP financial measures may not be defined or calculated by other companies in the same manner.

L3 Announces Results for the 2019 First Quarter	Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data.

	First Quarter Ended
(in millions, except per share data)	March 29, 2019	March 30, 2018	Increase/ (decrease)
Net sales	$2,700	$2,371	14%
Operating income	$293	$251	17%
Plus: Merger, acquisition and divestiture related expenses and losses	18	$—	nm
Segment operating income	$311	$251	24%
Segment operating margin	11.5%	10.6%	90	bpts
Interest expense	$(37)	$(41)	(10)%
Interest and other income, net	4	6	nm
Effective income tax rate(a)	14.2%	11.1%	nm
Net income from continuing operations attributable to L3	$217	$187	16%
Adjusted net income from continuing operations attributable to L3	$231	$187	24%
Diluted earnings per share from continuing operations	$2.71	$2.34	16%
Adjusted diluted earnings per share from continuing operations	$2.89	$2.34	24%
Diluted weighted average common shares outstanding	80.0	79.9	—%

Net cash provided from (used in) operating activities from continuing operations	$174	$(35)	nm
Less: Capital expenditures	(49)	(56)	(13)%
Plus: Disposition of property, plant and equipment	3	2	nm
Tax and transaction payments related to divestitures	1	4	nm
Merger and acquisition related payments	17	—	nm
Free cash flow(b)(c)	$146	$(85)	nm

_________________

(a)    The effective income tax rate corresponding to adjusted diluted EPS was 14.7% for the 2019 first quarter.

(b)         Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus tax and transaction payments related to divestitures, and merger and acquisition related payments. The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions. The company also uses free cash flow as a performance measure in evaluating management.

(c)    Excludes free cash flow from discontinued operations.

    nm = not meaningful

First Quarter Results of Operations: For the 2019 first quarter, consolidated net sales of $2,700 million increased $329 million, or 14%, compared to the 2018 first quarter. Organic sales(2) increased by $333 million, or 14%, to $2,670 million for the 2019 first quarter. Organic sales exclude $30 million of sales increases related to business acquisitions and $34 million of sales declines related to business divestitures. For the 2019 first quarter, organic sales to the U.S. Government increased $287 million, or 18%, to $1,916 million, and organic sales to international and commercial customers increased $46 million, or 6%, to $754 million.

__________________________
(2) Organic sales represent net sales excluding the sales impact of acquisitions and divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2019 First Quarter	Page 3

Segment operating income for the 2019 first quarter increased by $60 million, or 24%, compared to the 2018 first quarter. Segment operating income as a percentage of sales (segment operating margin) increased by 90 basis points to 11.5% for the 2019 first quarter from 10.6% for the 2018 first quarter. Favorable contract performance primarily at Communications and Networked Systems (C&NS), lower severance and general & administrative (G&A) expenses at C&NS and Electronic Systems segments and lower pension expense across all three segments were partially offset by sales mix changes at Electronic Systems, primarily Commercial Aviation Solutions.

See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective income tax rate for the 2019 first quarter increased to 14.2% from 11.1% for the 2018 first quarter. The increase was driven by a reduction in tax benefits from equity compensation partially offset by an increased tax benefit on export sales.

Orders: Funded orders for the 2019 first quarter increased 28% to $3,383 million compared to $2,636 million for the 2018 first quarter. The book-to-bill ratio was 1.25x for the 2019 first quarter. Funded backlog increased 7% to $10,396 million at March 29, 2019, compared to $9,704 million at December 31, 2018.

The table below provides funded orders data for the first quarter of 2019.

	First Quarter Ended
($ in millions)	March 29, 2019	March 30, 2018	Increase/(decrease)
ISRS	$1,734	$1,097	58%
C&NS	934	743	26%
Electronic Systems	715	796	(10)%
Total	$3,383	$2,636	28%

Cash Flow: Net cash provided from operating activities from continuing operations was $174 million for the 2019 first quarter, an increase of $209 million compared to net cash used of $35 million for the 2018 first quarter. The increase was primarily due to higher operating income and timing of billings and collections across several business areas in all three segments. Cash on hand at March 29, 2019 was $1,108 million, an increase of $42 million compared to December 31, 2018.

Reportable Segment Results
The company has three reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges, merger and acquisition related expenses, divestiture related costs, and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Intelligence, Surveillance and Reconnaissance Systems

	First Quarter Ended		Increase
($ in millions)	March 29, 2019	March 30, 2018
Net sales	$1,253	$1,016	23%
Operating income	$130	$93	40%
Operating margin	10.4%	9.2%	120	bpts
First Quarter: ISRS net sales for the 2019 first quarter increased by $237 million, or 23%, compared to the 2018 first quarter. Organic sales increased by $252 million, or 25%, compared to the 2018 first quarter. Organic sales exclude $19 million of sales increases related to business acquisitions and $34 million of sales declines related to

L3 Announces Results for the 2019 First Quarter	Page 4

business divestitures. Organic sales increased by: (1) $135 million for Surveillance & Strike Systems primarily due to higher volume related to procurement and ISR missionization of business jet aircraft systems for the U.S. Air Force (USAF) EC-37B Compass Call Recap aircraft, the Royal Australian Air Force (RAAF) MC-55A Peregrine aircraft and the High Altitude Observatory (HALO) aircraft for the U.S. Missile Defense Agency (MDA), (2) $53 million for Reconnaissance Mission Systems due to procurement and modification related to special mission aircraft for the U.S. Government, (3) $36 million for Integrated Land Systems primarily due to increased deliveries of night vision products to an international customer and (4) $35 million due to increased deliveries of airborne turret systems to U.S. and foreign militaries. These increases were partially offset by $7 million for Intelligence & Mission Systems primarily due to fewer deliveries of electronic warfare countermeasures products as contracts near completion.
ISRS operating income for the 2019 first quarter increased $37 million, or 40%, compared to the 2018 first quarter. Operating margin increased by 120 basis points to 10.4% driven by higher sales volume, lower pension expense, which increased operating margin by 60 basis points and the impact from divestiture of lower margin businesses.

Communications and Networked Systems

	First Quarter Ended		Increase
($ in millions)	March 29, 2019	March 30, 2018
Net sales	$785	$707	11%
Operating income	$84	$64	31%
Operating margin	10.7%	9.1%	160	bpts
First Quarter: C&NS net sales for the 2019 first quarter increased by $78 million, or 11%, compared to the 2018 first quarter. Organic sales increased by $72 million, or 10%, compared to the 2018 first quarter. Organic sales exclude $6 million of sales increases related to business acquisitions. Organic sales increased by: (1) $46 million for Broadband Communications due to higher production volume for Unmanned Aerial Vehicle (UAV) communication systems for the U.S. Department of Defense (DoD) and (2) $26 million primarily for Communications & Microwave Products due to increased deliveries of mobile and ground-based SATCOM systems for the U.S. Special Operations Command (USSOCOM).
C&NS operating income for the 2019 first quarter increased by $20 million, or 31%, compared to the 2018 first quarter. Operating margin increased by 160 basis points to 10.7%. Operating margin increased by: (1) 90 basis points primarily due to favorable contract performance, (2) 40 basis points due to lower severance and G&A expenses and (3) 30 basis points due to lower pension expenses.

Electronic Systems

	First Quarter Ended		Increase
($ in millions)	March 29, 2019	March 30, 2018
Net sales	$662	$648	2%
Operating income	$97	$94	3%
Operating margin	14.7%	14.5%	20	bpts

First Quarter: Electronic Systems net sales for the 2019 first quarter increased by $14 million, or 2%, compared to the 2018 first quarter. Organic sales increased by $9 million, or 1%, compared to the 2018 first quarter. Organic sales exclude $5 million of sales increases related to business acquisitions. Organic sales increased by $29 million for Precision Engagement Systems due to new awards on classified programs and increased volume for fuzing and ordnance and guidance systems products primarily to the U.S. Army. These increases were partially offset by: (1) $15 million for Defense Training Solutions primarily due to the loss of the USAF C-17 contract recompetition last

L3 Announces Results for the 2019 First Quarter	Page 5

year as our incumbent contract ended in November 2018 and (2) $5 million for Commercial Aviation Solutions primarily due to lower volume for commercial flight simulators as certain contracts near completion.

Electronic Systems operating income for the 2019 first quarter increased by $3 million, or 3%, compared to the 2018 first quarter. Operating margin increased by 20 basis points to 14.7%. Operating margin increased by 140 basis points due to lower G&A expenses and 30 basis points due to lower pension expense. These increases were offset by 150 basis points due to sales mix changes primarily at Commercial Aviation Solutions.

Financial Guidance
Based on information known as of the date of this release, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2019, as presented in the tables below. All financial guidance amounts are based on results from continuing operations and are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 6. The company undertakes no duty to update its guidance.

Consolidated 2019 Financial Guidance
(in millions, except per share data)
	Current Guidance	Prior Guidance (January 29, 2019)
Net sales	$10,900	$10,750
Operating margin	12.0%	12.0%
Interest expense	$155	$155
Interest and other income	$30	$30
Effective tax rate	19%	20%
Minority interest expense(1)	$22	$22
Net cash from operating activities from continuing operations	$1,285	$1,275
Capital expenditures, net of dispositions of property, plant and equipment	(230)	(230)
Free cash flow	$1,055	$1,045
_________________ (1) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.

Segment 2019 Financial Guidance
($ in millions)
	Current Guidance	Prior Guidance (January 29, 2019)
Net Sales:
ISRS	$4,825 to $4,925	$4,700 to $4,800
C&NS	$3,150 to $3,250	$3,125 to $3,225
Electronic Systems	$2,775 to $2,875	$2,775 to $2,875

Operating Margin:
ISRS	11.1% to 11.3%	11.1% to 11.3%
C&NS	11.0% to 11.2%	11.0% to 11.2%
Electronic Systems	14.3% to 14.5%	14.3% to 14.5%

L3 Announces Results for the 2019 First Quarter	Page 6

The revisions to our Current Guidance compared to our Prior Guidance primarily includes:

•	an increase in estimated sales at ISRS for ISR Recap and Special Mission aircraft fleet expansion work, and at C&NS for classified programs and

•	a lower effective income tax rate due to higher tax benefits on export sales to foreign customers and an expected increase in tax benefits from equity compensation.

Guidance for 2019 excludes: (i) potential changes to interpretations of U.S. tax reform, (ii) any potential goodwill impairment charges for which the information is presently unknown, (iii) potential adverse results related to litigation contingencies, (iv) gains and losses related to potential business divestitures, (v) impact of potential acquisitions and divestitures and (vi) L3 Harris merger, integration and transaction related payments and expenses.

Additional financial information regarding the 2019 financial guidance is available on the company’s website at www.L3T.com.

Conference Call
In conjunction with this release, L3 will host a conference call today, Wednesday, May 1, 2019, at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Christopher E. Kubasik, Chairman, Chief Executive Officer and President, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com
Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at the site or by dialing 1-877-344-7529 (for domestic callers) or 1-412-317-0088 (for international callers) and using the Replay Access Code: 10129454 approximately one hour after the call ends. The Conference Replay will be available through Wednesday, May 15, 2019.
With headquarters in New York City and approximately 31,000 employees worldwide, L3 develops advanced defense technologies and commercial solutions in pilot training, aviation security, night vision and EO/IR, weapons, maritime systems and space.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2019 financial guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give us or Harris the right to terminate the definitive merger agreement between us and Harris; the outcome of any legal proceedings that may be instituted against us, Harris or our respective directors with respect to the merger; the ability to obtain regulatory approvals and satisfy other closing conditions to the merger in a timely manner or at all, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating our business with Harris business or fully realizing anticipated cost savings and other benefits; business disruptions

L3 Announces Results for the 2019 First Quarter	Page 7

from the proposed merger that may harm our business or Harris business, including current plans and operations; any announcement relating to the proposed transaction could have adverse effects on our ability or the ability of Harris to retain and hire key personnel or maintain relationships with suppliers and customers, including the U.S. government and other governments, or on our or Harris operating results and businesses generally; the risk that the announcement of the proposed transaction could have adverse effects on the market price of our common stock or Harris common stock and the uncertainty as to the long-term value of the common stock of the combined company following the merger; certain restrictions during the pendency of the merger that may impact our ability or the ability of Harris to pursue certain business opportunities or strategic transactions; the business, economic and political conditions in the markets in which we and Harris operate; our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and the ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2018 and in the quarterly report on Form 10-Q for the quarterly period ended March 29, 2019, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.
# # #
- Financial Tables Follow -

Table A
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	First Quarter Ended(a)
	March 29, 2019	March 30, 2018
Net sales	$2,700	$2,371
Cost of sales	(2,007)	(1,723)
General and administrative expenses	(382)	(397)
Total costs and operating expenses	(2,389)	(2,120)
Merger, acquisition and divestiture related expenses and losses	(18)	—
Operating income	293	251
Interest expense	(37)	(41)
Interest and other income, net	4	6
Income from continuing operations before income taxes	260	216
Provision for income taxes	(37)	(24)
Income from continuing operations	223	192
Income from discontinued operations, net of income tax	—	16
Net income	223	208
Net income from continuing operations attributable to noncontrolling interests	(6)	(5)
Net income attributable to L3	$217	$203

Basic earnings per share attributable to L3’s common shareholders:
Continuing operations	$2.74	$2.40
Discontinued operations	—	0.20
Basic earnings per share	$2.74	$2.60

Diluted earnings per share attributable to L3's common shareholders:
Continuing operations	$2.71	$2.34
Discontinued operations	—	0.20
Diluted earnings per share	$2.71	$2.54

L3’s weighted average common shares outstanding:
Basic	79.2	78.2
Diluted	80.0	79.9
_______________

(a)
It is the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B
L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	First Quarter Ended
	March 29, 2019	March 30, 2018
Segment operating data
Net sales:
ISRS	$1,253	$1,016
C&NS	785	707
Electronic Systems	662	648
Total	$2,700	$2,371

Segment operating income:
ISRS	$130	$93
C&NS	84	64
Electronic Systems	97	94
Segment operating income	$311	$251

Segment operating margin:
ISRS	10.4%	9.2%
C&NS	10.7%	9.1%
Electronic Systems	14.7%	14.5%
Total	11.5%	10.6%

Depreciation and amortization:
ISRS	$23	$21
C&NS	16	17
Electronic Systems	19	18
Total	$58	$56

Funded order data
ISRS	$1,734	$1,097
C&NS	934	743
Electronic Systems	715	796
Total	$3,383	$2,636

	March 29,	December 31,
	2019	2018
Backlog
Funded	$10,396	$9,704

Table C
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	March 29, 2019	December 31, 2018
ASSETS

Cash and cash equivalents	$1,108	$1,066
Billed receivables, net	804	919
Contract assets	1,735	1,590
Inventories	896	879
Prepaid expenses and other current assets	362	356
Total current assets	4,905	4,810
Property, plant and equipment, net	1,178	1,169
Operating lease right-of-use assets	618	—
Goodwill	6,826	6,808
Identifiable intangible assets	378	390
Other assets	358	341
Total assets	$14,263	$13,518

LIABILITIES AND EQUITY

Accounts payable, trade	$672	$699
Accrued employment costs	411	491
Accrued expenses	219	251
Contract liabilities	711	669
Income taxes payable	55	49
Other current liabilities	364	288
Total current liabilities	2,432	2,447
Pension and postretirement benefits	1,202	1,211
Deferred income taxes	205	196
Other liabilities	415	436
Operating lease liabilities	569	—
Long-term debt	3,322	3,321
Total liabilities	8,145	7,611
Shareholders’ equity	6,051	5,839
Noncontrolling interests	67	68
Total equity	6,118	5,907
Total liabilities and equity	$14,263	$13,518

Table D
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Quarter Ended
	March 29, 2019	March 30, 2018
Operating activities
Net income	$223	$208
Less: (income) loss from discontinued operations, net of tax	—	(16)
Income from continuing operations	223	192
Depreciation of property, plant and equipment	43	43
Amortization of intangibles and other assets	15	13
Deferred income tax provision	8	16
Stock-based compensation expense	12	20
Contributions to employee savings plans in common stock	30	32
Amortization of pension and postretirement benefit plans net loss and prior service cost	9	18
Other non-cash items	5	1
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	116	(73)
Contract assets	(142)	(145)
Inventories	(20)	(65)
Prepaid expenses and other current assets	(31)	(99)
Accounts payable, trade	(32)	56
Accrued employment costs	(70)	(54)
Accrued expenses	(31)	(6)
Contract liabilities	43	41
Income taxes	14	(11)
All other operating activities	(18)	(14)
Net cash from (used in) operating activities from continuing operations	174	(35)
Investing activities
Proceeds from the sale of businesses, net of closing date cash balances	1	—
Working capital adjustment on prior divestitures	(20)	—
Capital expenditures	(49)	(56)
Dispositions of property, plant and equipment	3	2
Other investing activities	(9)	(29)
Net cash used in investing activities from continuing operations	(74)	(83)
Financing activities
Borrowings under revolving credit facility	—	207
Repayments of borrowings under revolving credit facility	—	(207)
Common stock repurchased	—	(119)
Dividends paid	(70)	(65)
Proceeds from exercise of stock options	19	55
Proceeds from employee stock purchase plan	—	8
Repurchases of common stock to satisfy tax withholding obligations	(22)	(23)
Other financing activities	(7)	(2)
Net cash used in financing activities from continuing operations	(80)	(146)
Effect of foreign currency exchange rate changes on cash and cash equivalents	3	6
Cash from (used in) discontinued operations:
Operating activities	19	(29)
Investing activities	—	(1)
Cash from (used in) discontinued operations	19	(30)
Net increase in cash and cash equivalents	42	(288)
Cash and cash equivalents, beginning of the period	1,066	662
Cash and cash equivalents, end of the period	$1,108	$374

Table E
L3 TECHNOLOGIES, INC.
NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)

	First Quarter Ended
	March 29, 2019	March 30, 2018
Diluted EPS from continuing operations attributable to L3's common stockholders	$2.71	$2.34
EPS impact of merger and acquisition related expenses (1)	0.14	—
EPS impact of divestiture related expenses and losses(2)	0.04	—
Adjusted diluted EPS from continuing operations (3)	$2.89	$2.34

Net income from continuing operations attributable to L3	$217	$187
Merger and acquisition related expenses (1)	11	—
Divestiture related expenses and losses (2)	3	—
Adjusted net income from continuing operations attributable to L3 (3)	$231	$187
__________________
(1)__Merger and acquisition related expenses	$(15)
Tax benefit	4
After-tax impact	(11)
Diluted weighted average common shares outstanding	80.0
Per share impact (4)	$(0.14)

(2)__Divestiture related expenses and losses	$(3)
Tax benefit	—
After-tax impact	(3)
Diluted weighted average common shares outstanding	80.0
Per share impact (4)	$(0.04)

(3)___Adjusted diluted EPS from continuing operations is diluted EPS from continuing operations excluding merger, acquisition and divestiture related expenses and losses. Adjusted net income attributable to L3 is net income attributable to L3 excluding merger, acquisition and divestiture related expenses and losses. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). We believe that the merger, acquisition and divestiture related expenses and losses affect the comparability of the results of operations for 2019 to the results of operations for 2018. We also believe that disclosing net income and diluted EPS excluding these items is useful to investors as it allows investors to more easily compare the 2019 results to the 2018 results. However, these non-GAAP financial measures may not be defined or calculated by other companies in the same manner.

(4)___Amounts may not calculate directly due to rounding.